PROSPECTUS SUPPLEMENT NO. 1                   Filed Pursuant to Rule 424(b)(3)
TO PROSPECTUS DATED AUGUST 23, 2005           Registration No. 333-123715



                          WIZZARD SOFTWARE CORPORATION

                                Supplement No. 1

                                       to

                          Prospectus Dated August 23, 2005


     This Prospectus Supplement No. 1 supplements and amends certain information contained in our Prospectus, dated August 23, 2005. This Prospectus Supplement No. 1 should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement No. 1 is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement No. 1 supercedes the information contained in the Prospectus.

     The information beginning "Use of Proceeds" on page 3 of the Prospectus is hereby amended to read as follows:

Use of proceeds . . . . . . . . We will not receive any money from the selling stockholders when they sell shares of our common stock; however, we may receive up to $2,403,336.75 from the exercise of outstanding warrants to acquire shares underlying warrants that are being registered. As of the date hereof, 466,665 of these warrants has been exercised, for gross proceeds of $536,664.75.

     The disclosure under the caption "Use of Proceeds" on page 14 of the Prospectus is hereby amended to read as follows:

                             USE OF PROCEEDS
                             ---------------

     We will not receive any part of the proceeds from sale of our common stock. However, we will have received $2,403,336.75 if all of the warrants are exercised. Our Class A Warrants, of which 466,668 are outstanding, are exercisable at a price of $2.50 per share. Of our 933,333 Class B Warrants, a total of 466,668 are exercisable at a price of $1.50 per share. All 466,668 of these warrants are outstanding. The remaining 466,665 Class B Warrants were exercisable at $1.15 per share, and all such warrants have been exercised as of the date hereof. As of January 3, 2006, the bid price of our common stock was $1.85 per share. As of that date, our stock price was less than the exercise price of all of our Class A Warrants and more than the exercise price of all of our outstanding Class B Warrants. For a detailed description of our outstanding warrants, see the Warrant Table under the caption "Description of Securities."

     A new third paragraph has been added as follows under the caption "Selling Security Holders" on page 15 of the Prospectus:
     Effective as of December 19, 2005, the Company and each of the Subscribers executed a Warrant Amendment Agreement under which the Company agreed to amend the Class B Warrants to (i) make one-half of each Subscriber's such warrants, totaling 466,665 warrants, exercisable at a price of $1.15 per share, exercisable until 5:00 p.m. EST on the 150th day on which the Registration Statement under which the shares underlying such warrants has been effective; and (ii) extending the period of exercisability of the remaining 466,668 Class B Warrants to 5:00 p.m. EST on February 8, 2007. As of the date hereof, all of the 466,665 repriced warrants have been exercised at $1.15 per share.

     The disclosure under the subheading "Warrant Table" on page 27 of the Prospectus is hereby amended to read as follows:

                                 Warrant Table
                                 -------------

     The following is a description of our outstanding warrants:
                                                              Per Share
                    Date of                       Number of    Exercise
Holders              Grant        Term             Shares       Price
-------              -----        ----             ------       -----

Marc Lord (1)       12/15/03     3 years           20,000       $0.25

Alpha Capital        1/23/04     3 years          504,950       $1.55
Aktiengesellschaft

Genesis Microcap     1/23/04     3 years          137,362       $1.55
Inc.

Stonestreet Limited  1/23/04     3 years           79,362       $1.55
Partnership

Alpha Capital        2/8/05      3 years          266,667       $2.50
Aktiengesellschaft

Genesis Microcap     2/8/05      3 years           66,667       $2.50
Inc.

Whalehaven Capital   2/8/05      3 years          133,334       $2.50
Fund Ltd.

Alpha Capital        2/8/05      (2)              266,667       $1.50
Aktiengesellschaft

Genesis Microcap     2/8/05      (2)               66,667       $1.50
Inc.

Whalehaven Capital   2/8/05      (2)              133,334       $1.50
Fund Ltd.

          (1) The shares underlying this warrant are subject to a Lock-Up/ Leak-Out Agreement under which the warrant holder has agreed to sell only 15% of these shares in any 90 day period and that such shares will be sold only at the asked price as indicated on the OTC Bulletin Board.
          (2) These warrants are exercisable until 5:00 p.m. EST on February 8, 2007.

                                         27

     INVESTORS IN THE COMMON STOCK SHOULD HAVE THE ABILITY TO LOSE THEIR ENTIRE INVESTMENT SINCE AN INVESTMENT IN THE COMMON STOCK IS SPECULATIVE AND SUBJECT TO MANY RISKS, INCLUDING THE QUESTION AS TO WHETHER WE CAN CONTINUE AS A GOING CONCERN AND OUR HISTORY OF OPERATING LOSSES. SEE SECTION ENTITLED "RISK FACTORS" ON PAGE 4 OF THE PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT NO. 1 OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this prospectus supplement is January 6, 2006.